EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)
Geron Corporation
(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	2018 Inducement Award Plan Common Stock, $0.001 par value per share, reserved for future grants under the Geron Corporation 2018 Inducement Award Plan	Other	(3)	11,000,000	$1.20	(3)	$13,200,000.00	(3)	0.00015310	$2,020.92
Total Offering Amounts							$13,200,000.00			$2,020.92
Total Fees Previously Paid										–
Total Fee Offsets										–
Net Fee Due										$2,020.92

(1)
This Registration Statement registers the offer and sale of an aggregate of 11,000,000 shares of common stock of Geron Corporation (the “Registrant”), par value $0.001, (the “Common Stock”) issuable under the Registrant’s 2018 Inducement Award Plan (the “2018 Inducement Plan”).

(2)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2018 Inducement Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and the aggregate offering price are based on (a) the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on August 4, 2025.